Exhibit 10.13

TERAWULF INC.

RESTRICTIVE COVENANT AGREEMENT

You hereby acknowledge and agree that TeraWulf Inc. (together, with its subsidiaries and affiliates, the “Company”) needs the covenants set forth in this Restrictive Covenant Agreement (this “Agreement”) based on the following: (a) in the course of your employment or service with the Company, you will be providing services to the Company and that you will be intimately involved in the planning for or direction of the business of the Company; (b) the Company is engaged in a highly competitive industry; (c) the Company provides services related to its business and products to clients located in various areas throughout the United States; (d) you have or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the Company and providing services to the Company; (e) you could, after having access to the Company’s Confidential Information (as defined below) and/or Trade Secrets (as defined below) and after receiving further experience, become a competitor; and (f) the Company will suffer irreparable harm if you were to terminate your employment and thereafter, directly or through activities or efforts of any third parties, enter into competition with the Company. In consideration of your employment or service or continued employment or service with the Company, access to Company goodwill and Confidential Information, and in order to assure the confidentiality and proper use of the Confidential Information and Trade Secrets and for other good and valuable consideration the receipt and sufficiency of are hereby acknowledged, the parties hereby agree as follows:

1.            Restricted Activities. You agree that some restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company.

(a)            Noncompetition. During your employment or service with the Company and for a period of six (6) months after your employment or service terminates, you shall not, either directly or indirectly, on your behalf or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity (each, a “Person”), engage, within the Territory, as an officer, director, owner, partner, member, joint venturer, employee, team member, independent contractor, agent or consultant in the same, similar or related capacity as you were employed by or providing services to the Company, in any business engaged in the Business of the Company (as defined below); provided, however, that you shall not be prohibited from passively owning less than five percent (5%) of the outstanding shares of any class of equity securities registered under the Securities Exchange Act of 1934, as amended; provided, further that your continued engagement with the business(es) set forth on Exhibit A shall not be a violation of this Agreement. Notwithstanding the preceding, if your employment or service is terminated for “cause” (as such term is defined in your then-current employment or service agreement), the restrictions in this Section 1(a) shall apply during the twelve (12) month period immediately following the date your employment or service with the Company terminates.

(b)            Nonsolicitation. In addition, during your employment or service with the Company and for a period of eighteen (18) months thereafter, you shall not, either directly or indirectly, on your behalf or on behalf of or in conjunction with any other Person:

(i)            solicit or attempt to solicit any employee of the Company (or any employee who was employed by the Company within the six (6) months prior to your termination of employment or service), with whom you had business relations or material contact, to end his or her relationship with the Company or hire or attempt to hire any of the foregoing; or

(ii)            seek to induce or otherwise cause any customer, client, supplier, vendor, licensee, licensor or any other Person with whom the Company then has, or during the six (6) months prior to such time had, a business relationship, whether by contract or otherwise, with whom you had business relations or material contact or about whom you have Confidential Information or Trade Secrets, to discontinue or alter such business relationship in a manner that is adverse to the Company.

Certain Definitions. As used herein, “Territory” shall be defined as the United States of America and any other territory where you are working at the time of termination of employment or service with the Company or the Company is doing business; which you acknowledge and agree is the territory in which you are providing services to the Company. The “Business of the Company” means (A) any business or activity engaged in by the Company and in which you were involved or obtained Confidential Information or Trade Secrets during your employment or service with the Company, and (B) any other business opportunity that is under active consideration by the Company during your employment or service with the Company and in which you were involved or obtained Confidential Information or Trade Secrets during his or her employment or service with the Company.

2.            Blue Pencil. The restrictive covenants set forth herein are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of the restrictive covenants set forth herein relating to the time period, scope or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then the restrictive covenants set forth herein shall automatically be considered to have been amended and revised to reflect such determination.

3.            Severability. All of the covenants set forth herein shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action you may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

4.            Acknowledgements. You acknowledge that you have carefully read and considered the provisions of the restrictive covenants set forth herein and, having done so, agree that the restrictive covenants set forth herein impose a fair and reasonable restraint on you and are reasonably required to protect the interests of the Company and its respective officers, directors, employees and equityholders.

5.            Trade Secrets and Confidential Information.

(a)            “Confidential Information” means all nonpublic or proprietary data or information (other than Trade Secrets) concerning the business and operations of the Company, including, but not limited to, any nonpublic information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas; and methods, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)            You acknowledge that in the course of your employment or service with the Company, you have received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company, and that unauthorized or improper use or disclosure by you of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Company. Accordingly, you are willing to enter into the covenants contained herein in order to provide the Company with what you consider to be reasonable protection for its interests.

(c)            You hereby agree to (i) hold in confidence all Confidential Information of the Company that comes into your knowledge during your employment or service by the Company and (ii) not disclose, publish or make use of such Confidential Information, other than in the good-faith performance of your duties, without the prior written consent of the Company for as long as the information remains Confidential Information.

(d)            You hereby agree to hold in confidence all Trade Secrets of the Company that comes into your knowledge during your employment or service by the Company and not to disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e)            Notwithstanding the foregoing, the provisions of this Section 5 will not apply to (i) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of you or any person or entity acting by or on your behalf or information which you can demonstrate to have had rightfully in your possession prior to the commencement of your employment or service with the Company or (ii) information required to be disclosed by judicial or governmental proceedings; provided that, in the event you are ordered by a court or other government agency to disclose any Confidential Information, you shall (1) promptly notify the Company of such order, (2) diligently contest such order at the sole expense of the Company as expenses occur and (3) seek to obtain at the sole expense of the Company such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(f)            Notwithstanding anything to the contrary herein, none of the covenants set forth herein will prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the Company of any such reporting.

(g)            Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You also understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Trade Secret to your attorney and use the Trade Secret information in the court proceeding, if you (i) file any document containing the Trade Secret under seal, and (ii) do not disclose the Trade Secret, except pursuant to court order.

6.            Work Product and Inventions.

(a)            You acknowledge that your work on and contributions to documents, programs, methodologies, protocols and other expressions in any tangible medium (including, without limitation, all business ideas and methods, inventions, innovations, developments, graphic designs, web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products and other works of creative authorship) which have been or will be prepared by you, or to which you have contributed or will contribute, in connection with your services to the Company (collectively, “Works”), are and will be within the scope of your employment or service and part of your duties and responsibilities. Your work on and contributions to the Works will be rendered and made by you for, at the instigation of, and under the overall direction of the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, you hereby assign, grant and deliver exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. You agree to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and you constitute and appoint the Company as its agent to execute and deliver any assignments or documents you fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section 6(a), you agree that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)            You shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of yours in any way connected with your services or related to the Business of the Company, the research or development of the Company, or demonstrably anticipated research or development (developed alone or with others), conceived or made during your employment or services with the Company or within three (3) months thereafter and hereby assign to the Company any such invention or idea. You agree, subject to reimbursement of actual out of pocket expenses related thereto and at the Company’s sole liability and expense, to cooperate with the Company and sign all papers reasonably deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoint the Company as its agent to execute and deliver any assignments or documents you fail or refuse to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or Trade Secret information of the Company was used and which was conceived and developed entirely on your own time, unless (i) the invention relates (A) directly to the Business of the Company, or (B) to actual or demonstrably anticipated research or development of the Company, or (ii) the invention results from any work performed by you for the Company.

7.            Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth herein, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company, at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by you of any provision set forth herein. The Company may seek temporary and/or permanent injunctive relief for an alleged violation of the covenants set forth herein without the necessity of posting a bond.

8.            Miscellaneous.

(a)            Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing signed by both you and a duly authorized officer of the Company. The failure of you or the Company to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive you or the Company of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)            Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use email delivery, so long as the message is clearly marked, sent to the email address(es) set forth below.

If to the Company, to:

TeraWulf Inc.
9 Federal Street
Easton, MD 21601
Telephone: (410) 770-9500
Facsimile: (410) 770-9705
Email: legal@terawulf.com
Attention: General Counsel’s Office

If to you, the address, facsimile number or email address that you most recently provided to the Company, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(c)            Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(d)            Dispute Resolution; Consent to Jurisdiction. You and the Company agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement (whether brought by any party or against any party) shall be brought in the United States federal and state courts in Wilmington, Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(e)            Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute one and the same agreement. Facsimile, pdf and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

(f)            Assignment. This Agreement shall be automatically assigned to HoldCo, upon the consummation of the transactions contemplated in that certain Agreement and Plan of Merger, dated on or about June 24, 2021, by and among IKONICS Corp., a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo, and the Company (the “Merger Agreement”), without any further action by any person and Holdco shall assume all of the obligations under this Agreement as of such date. The immediately preceding sentence will be deemed inoperative without any action on the part of any person and be void ab initio if the transactions contemplated by the Merger Agreement are abandoned or the Merger Agreement is terminated. For the avoidance of doubt, following such assignment all references to “the Company” or “TeraWulf Inc.” will be deemed to be references to “Telluride Holdco, Inc.” (to be renamed TeraWulf Inc. following the transactions contemplated by the Merger Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 4th day of November, 2021.

TERAWULF INC.

By:	/s/ Nazar Khan
	Name:	Nazar Khan
	Title:	Chief Operating Officer

EMPLOYEE

/s/ Paul Prager
(Signature)

Paul Prager
(Print Name)

[Signature Page to TeraWulf Inc. Restrictive Covenant Agreement]

Exhibit A

Permitted Activities

1.	Continued involvement in:

a.	The Bitcoin mining business in Hardin, MT, that is in existence as of the date of this Agreement, on behalf of Beowulf Energy LLC in connection with its building and operation of a data center for Marathon Digital Holdings Inc.;

b.	The asset management, operations and management consulting with respect to Rijnmond Power Holding B.V. as well as its wholly owned 810 MW combined cycle gas turbine Rijnmond power generation facility near Rotterdam, the Netherlands, on behalf of Beowulf Energy LLC and Beowulf Energy Europe LLC;

c.	The asset management, operations, financing, redevelopment, disposition and/or restructuring of all or a portion of the portfolio of domestic power generation assets owned by Heorot Power Holdings LLC and located in California, Montana, Colorado, Massachusetts and New York (the “Power Generation Assets”) by or on behalf of Beowulf Energy LLC; and

d.	The acquisition, disposition, operation, redevelopment or wind-down of one or more of the Power Generation Assets by or on behalf of Beowulf Energy LLC or its commonly controlled affiliates.

2.	You shall be permitted to raise a fund to invest in crypto currencies other than Bitcoin, mine crypto currencies other than Bitcoin, invest in crypto-related equipment and engage in financing arrangements associated with those activities.